                                                                   EXHIBIT 10.28

                              GAS PURCHASE CONTRACT

                            SHELL OIL COMPANY, SELLER

                                       AND

                         ALASKA PIPELINE COMPANY, BUYER

                         INDEX TO GAS PURCHASE CONTRACT

ARTICLE                                           PAGE
-----------------------------------------------   ----
I      DEFINITIONS                                  2
II     POINT OF DELIVERY, CONSTRUCTION OF
       FACILITIES, OWNERSHIP AND CONTROL OF GAS     6
III    PRESSURE                                     8
IV     RESERVATIONS OF SELLER                       9
V      QUANTITY                                    11
VI     QUALITY                                     22
VII    PRICE                                       26
       (a) Annual price Adjustment                 26
       (b) Taxes                                   27
       (c) Excess Royalty payments                 30
VIII   MEASUREMENT                                 31
IX     AMOUNT OF SELLER'S GAS                      33
X      WARRANTY OF TITLE                           36
XI     BILLING AND PAYMENT                         37
XII    TAXES                                       38
XIII   FORCE MAJEURE                               39
XIV    DEFAULT AND TERMINATION                     41
XV     TERM                                        42
XVI    ASSIGNMENT                                  43
XVII   NOTICE                                      44
XVIII  GOVERNMENT REGULATIONS                      44
XIX    PACIFIC ALASKA LNG ASSOCIATES               45
XX     MISCELLANEOUS                               45

                              GAS PURCHASE CONTRACT

      THIS CONTRACT is made and entered into as of this 20th day of December, 1982, by and between Shell oil Company, a Delaware corporation (hereinafter referred to as "Seller"), and ALASKA PIPELINE COMPANY, an Alaska corporation (hereinafter referred to as "Buyer");

                                   WITNESSETH:

      WHEREAS, Seller now owns and/or controls an interest in certain oil, gas and mineral leases in the Beluga Gas Field area, Cook inlet, Alaska; and

      WHEREAS, Buyer is engaged in the purchase, transmission and sale of natural gas in the State of Alaska; and

      WHEREAS, the Beluga Field is currently remote from pipeline facilities necessary to market Buyer's natural gas reserves in the Cook Inlet area; and

      WHEREAS, Buyer is willing to construct and operate a new pipeline system to transport natural gas from the Beluga Gas Field; and

      WHEREAS, Seller desires to deliver and sell to Buyer and Buyer desires to receive and purchase from Seller certain natural gas upon the terms and conditions herein set forth;

      NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, paid by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

      Except where the context otherwise indicates another or different meaning or intent, the following terms are intended and used herein and in Exhibit A and shall be construed to have the meanings as follows:

      1.1 The term "day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 8:00 A.M. Alaska Standard Time.

      1.2 The term "month" shall mean a period beginning at 8:00 A.M. on the first day of the calendar month and ending at 8:00 A.M. on the first day of the next succeeding calendar month.

      1.3 The term "contract year" shall mean any period of twelve (12) consecutive calendar months during the life of this contract beginning at 8:00 A.M. on the first day of January following the date of initial delivery of gas hereunder and any anniversary of such date during the term hereof.

      1.4 The "initial period" shall mean the period beginning on the first day of delivery and ending at 8:00 A.M. on the start of the first contract year.

      1.5 The term "calendar year" shall mean a period of twelve (12) consecutive months beginning on the first day of January of any calendar year.

      1.6 The term "gas" shall mean natural gas meeting the standards set forth in Article VI hereof.

      1.7 The term "cubic foot of gas" means the volume of gas contained in one cubic foot of space at a standard pressure base of fourteen and sixty-five one-hundredths (14.65) pounds per square inch absolute and a standard temperature base of sixty degrees Fahrenheit (60(degree) F.). For the purposes of measurement, calculations and meter calibrations, the atmospheric pressure shall be assumed to be fourteen point seven (14.7) pounds per square inch absolute. Temperature shall be determined by a recording thermometer continuously used and installed by Buyer so as to record properly the temperature of the gas being metered, and specific gravity shall be determined by Buyer by use of the Acme gravity balance, or, at the option of Buyer, by such other tests and instruments as may be standard for such purposes in the gas industry.

      1.8   The term "MCF" shall mean one thousand (1,000) cubic feet of gas.

      1.9 The term "British thermal unit" (Btu) is defined as the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit to sixty degrees Fahrenheit at a pressure of fourteen and 65/100 pounds per square inch absolute. For the purpose of this contract, the Btu content per cubic foot ("gross") shall be determined for a cubic foot of gas at a temperature of sixty degrees Fahrenheit (60(degree) F.) when saturated with water vapor and at an absolute pressure equivalent to thirty inches (30") of mercury at thirty-two degrees Fahrenheit (32(degree) F.) when the products of combustion are cooled to the initial temperature of gas and air and when the water formed by combustion is condensed to the liquid state.

      1.10 The term "contract area" means the area described in the schedule attached hereto as Exhibit A and made a part hereof and as shown on the plat attached hereto as Exhibit B and made a part hereof.

      1.11 The term "daily deliverability" shall mean that quantity of gas which Seller has available to Buyer during each day from the contract area when

            Seller's wells and facilities are produced and operated at the maximum efficient rate of flow determined by Seller, or the rate permitted by applicable orders, rules, regulations or laws, whichever is the lesser amount.

      1.12 The term "price" shall mean the price to be paid by Buyer to Seller for gas delivered to Buyer hereunder as provided for in Article VII hereof.

      1.13 The term "annual contract quantity" or "ACQ" shall mean the quantity of gas which Seller agrees to sell and deliver to Buyer and Buyer agrees to take and pay for, or pay for if available whether taken or not, during each contract year during the term hereof.

      1.14 The term "average daily contract quantity" shall mean one/365th or the annual contract quantity committed by Buyer to Seller hereunder.

      1.15 The "term of this contract" shall mean the period during which this Gas Purchase Contract shall remain in full force and effect as provided for in Article XV hereof.

      1.16 The term "swing rate" means the maximum obligation of Seller to deliver gas in millions of cubic feet per day.

      1.17 The term "swing factor" means the relationship between the swing rate and the average daily con-tract quantity.

                  For example, 20 billion cubic feet per year annual contract quantity divided by 365 is 55 million cubic feet per day; and 110 million CFD swing rate (E.G.), divided by this million CFD, is a swing factor of 2.0.

      1.18 The term "Seller's gas" shall mean Seller's entire interest in natural gas contained in sands underlying the contract area, presently developed or developed during the term of this contract less gas previously committed under sales contracts to others as reserved pursuant to Article IV hereof.

ARTICLE II; POINT OF DELIVERY, CONSTRUCTION OF FACILITIES, OWNERSHIP AND CONTROL
            OF GAS

      2.1 The point of delivery for all gas to be purchased hereunder shall be at the inlet flanges of Buyer's or its designee's central meter station to be located at a mutually agreeable point in the contract area. Seller will construct, at its sole expense, the gathering pipeline and other facilities required to deliver the gas produced to the point of delivery.

      2.2 Seller shall, to the extent Seller has the right to do so, furnish to Buyer, at no expense to Buy-er, a suitable site at the point of delivery, together with the right of ingress and egress, to be used by Buyer for Buyer's or its designee's measuring and other equipment. All property of Buyer placed on or under the property of Seller shall, insofar as Seller is concerned, be deemed the personal property of Buyer whether or not affixed to the realty, and shall at all times be subject to the absolute control and disposition of Buyer. Seller, to the extent that Seller has the right to do so, hereby grants to Buyer a right-of-way and easement on and over the various leases within the contract area together with the right of ingress and egress, for the construction, maintenance, operation, repair and removal of the pipelines, measuring stations, and any other facilities which may be installed by Buyer or its designee in order to receive and transport the gas delivered hereunder.

      2.3 Title to all gas purchased hereunder shall pass from Seller to Buyer at the point of delivery. As between the parties hereto, Seller shall be in control and possession of the gas deliverable hereunder and responsible for any loss of such gas or for any damage or injury caused thereby until the same shall have been delivered to Buyer at the point of delivery, after which delivery Buyer shall be deemed to be in control and possession thereof and responsible for any loss of such gas or for any injury or damage caused thereby.

ARTICLE III: PRESSURE

      3.1 The gas delivered hereunder at the point of delivery shall be delivered into Buyer's facilities at the pressure existing therein from time to time but not in excess of one thousand (1,000) pounds per square inch gauge. Seller agrees to continue deliveries at such pressure so long as such pressure is naturally available but when the natural well pressures decline Seller shall not be required to deliver such gas in excess of natural well pressures.

      3.2 Should it become necessary to install compression facilities in order to deliver gas hereunder, Seller agrees to install such facilities and operate same if in the sole judgment of Seller it is economical and desirable for Seller to do so. In the event Seller elects not to install and operate such facilities, it shall so advise Buyer; then Buyer shall for a period of ninety (90) days have the right and option to elect to do so or cause same to be done. If Buyer so elects to install and operate, or cause to be installed and operated such compression facilities, then Seller agrees that Buyer shall have the right to deduct each month as a compression fee, from the proceeds due and payable to Seller hereunder, Buyer's out-of-pocket cost and expenses incurred in the acquisition, installation and operation of such facilities (including but not limited to the value of Buyer's equipment utilized and labor costs, including fringe benefits). The amount to be deducted each month and any terms and conditions pertaining thereto shall be set forth in a letter agreement executed by and between Buyer and Seller at the time Buyer elects to install and operate, or cause to be installed and operated, such compression facilities. In the event neither party elects to install compression facilities, then Seller may terminate this contract by written notice to Buyer.

ARTICLE IV; RESERVATIONS OF SELLER

      4.1 Seller reserves from this contract such quantities of Seller's gas as are required for the development, operation and maintenance of Seller's leasehold interests within the contract area, such quantities as are necessary to fulfill Seller's obligations to deliver gas to the lessors and such quantities as are subject to contracts executed prior to this contract.

      4.2 Seller may process the gas delivered hereunder either prior to the point of delivery or downstream from the point of delivery for the extraction of liquefiable hydrocarbons at a mutually agreeable point in the contract area. Such processing shall be for the recovery of liquefiable hydrocarbons, other than methane (except such methane unavoidably removed in such processing). Seller shall not subject such gas to any process or operation which will cause such gas to fail to meet the applicable specifications as to quality contained in this contract. The fuel, shrinkage and all other losses attributable to and resulting from such processing shall be borne by Seller. When such gas is processed downstream from the point of delivery, Seller's plant volume (as used herein meaning fuel, shrinkage and all other losses attributable to such processing) which is attributable to the gas delivered hereunder shall be subtracted from the volumes delivered for sale hereunder at the point of delivery, and the net volume thus obtained shall be used for the purposes of computing Buyer's payments for gas purchased hereunder.

ARTICLE V: QUANTITY

      5.1.1 During the term of this contract, Buyer shall have the right to take and purchase, if available, and Seller shall make its best efforts to sell and deliver or cause to be delivered to Buyer, the following quantities of gas:

       Annual Contract
       Quantity (ACQ)                       Swing Rate
Year       (MMMcf)        Swing Factor    (MMcf per day)
----   ---------------   --------------   --------------
1985           0         Not Applicable         25
1986           5               2.0              25
1987          10               2.0              50
1988          10               2.0              50
1989          15               2.0              80
1990          15               2.0              80
1991          20               2.0             110
1992          20               2.0             110
1993          20               2.0             110
1994          20               2.0             110
1995          20               2.0             110
1996          15               2.0              80
1997          15               2.0              80
1998          15               2.0              80
1999          10               2.0              50
2000          10               2.0              50

      5.1.2 Premium Deliverability

            Buyer may request Seller to increase the swing rate (swing factor) tabulated above, said increase to be known as "premium deliverability". Seller shall thereafter have six (6) months to respond to Buyer regarding Seller's ability and intent to meet Buyer's request for said premium deliverability, said response by Seller to be at Seller's sole option. If Seller's said response results in swing rate(s) sufficient to produce a swing factor of 2.5 or more as requested by Buyer, then from the first day of the month following an effective swing rate of 2.5 or more, Buyer shall, so long as the swing rate remains at 2.5 or more, pay Seller a premium deliverability fee of 35 cents per MCF applicable to all gas delivered. Said premium deliverability fee shall be adjusted by the same factor as the base price given per paragraph 7.2(a) of Article VII hereof.

      5.2.1 Relief by Loss of Market

            Seller recognizes that Buyer's ability to meet the annual contract quantity is limited to demands for gas made on Buyer by Buyer's customers and that if said customers discontinue or reduce their demands for Buyer's gas as a result of obtaining increased quantities of gas from any source other than Buyer, then to the extent of said increased quantities Buyer shall be relieved of its annual contract quantity obligation to Seller and the total contract quantity will be reduced by an amount equal to the sum of said reductions in contract quantities. In such event, Seller's obligation of swing rate shall be proportionally reduced simultaneously.

      5.2.2 Seller recognizes that Buyer's ability to meet the annual contract quantity is limited to demands for gas made on Buyer by increased demand(s) by Buyer's customers and that if such customers projected demand(s) fail to materialize, then undue hardship will result as to Buyer. Therefore, notwithstanding any other provisions of this Agreement, if, in its sole discretion, Buyer determines at any time and from time to time that Buyer cannot market some or all of the gas to be delivered hereunder at the annual contract quantity or quantities provided for herein, Buyer shall so notify Seller in writing, no later than April 1 of any contract year, identifying the lower annual contract quantity(s) (but such reduction not to be in excess of thirty percent (30%) of the annual contract quantity(s)) which Buyer projects it will be able to market during the following contract year(s). As of January 1 of the following contract year the annual contract quantity(s)shall be the lower annual contract quantity(s) as set forth in the hereinabove mentioned notice from Buyer; provided, however, in consideration of the relief provided by Seller to Buyer, Buyer agrees to pay to Seller a premium on the then applicable gas price, including any premium deliverability fee in effect, as determined by Article VII applicable to all gas delivered, as follows:

If the Annual Contract    The Applicable price
 Quantity is Reduced         per MCF Shall
From                TO      be increased by
----                --    --------------------
 0%                 10%           5.6%
11%                 20%          12.5%
21%                 30%          21.4%

            Thereafter, the total contract quantity will be reduced by an amount equal to such lower contract quantity or quantities, and Seller may commit and deliver such quantity(s) to any other purchaser, provided, however, as to the quantity(s) of gas sales made to another party or parties by Seller, Buyer shall be proportionally relieved of paying the premium hereinabove stated for each MCF sold.

            If Seller has not committed such quantity(s) to another purchaser, Seller shall have the right and option to extend the term of this Agreement by recommitting such quantity(s), including a swing factor of 1.33, to Buyer, otherwise upon the same terms and conditions set forth herein, provided

            Seller gives Buyer written notice three (3) years prior to end of the term of this Agreement.

            If Buyer elects to reduce the annual contract quantity under this option, and if during the period of such reduced contract quantity Buyer purchases gas from any other producer(s) at the Beluga Unit at a price higher than the price then payable to Seller hereunder, then Buyer shall pay Seller such higher price during said period.

            In the event Buyer elects to reduce the annual contract quantity as set forth hereinabove, Buyer agrees to take gas from Seller ratably insofar as possible, based on deliverability, with all others supplying gas to Buyer during such period(s).

      5.3   Pre-construction Deliveries of Gas

            The parties to this agreement recognize that an imminent demand for gas may exist or develop for which neither Seller nor Buyer is prepared to make delivery immediately on demand through facilities owned outright by either Seller or Buyer. It is agreed that Buyer will proceed diligently to negotiate to supply said demand by deliveries of gas owned and through facilities owned by Seller in part and in part by others. To the extent of Seller's ability to do so, Seller will make available to Buyer its share of spare delivery capacity (production) at these existing facilities so that Buyer can offer said spare delivery capacity to supply said demand pending completion by Seller of its own facilities and the commencing of deliveries therethrough to Buyer. Buyer will simultaneously negotiate with the other owners of said gas and facilities to utilize their spare delivery capacity similarly to supply said imminent demand, it being intended by both Buyer and Seller that immediately upon Seller's completion of its own delivery capacity, Buyer would terminate its purchases from said other owners of gas and facilities and commence taking Seller's gas only to supply said imminent demand for gas.

            During the period until January 1, 1986 no annual contract quantity shall apply to Buyer's taking of gas under this Article 5.3, and no swing rate and no swing factor shall be in effect, but Seller will develop a swing rate of 25 MMCF per day with all due diligence, by January 1, 1984 if practicable with prudent practice.

            Buyer's takes of gas from Seller as contemplated above in this
            Article 5.3, and as may be further accomplished into Buyer's own facilities prior to January 1, 1986, shall together count toward Buyer's annual contract quantity obligation to which commences at January 1, 1986, and Buyer shall be relieved of its annual contract quantity obligation to Seller until such time as a deficiency of annual contract quantity takes of gas may exist in excess of the amounts so taken by Buyer from Seller prior to January 1, 1986.

      5.4   Relief by Taking of Royalty Gas in Kind

            The annual contract quantities and the swing rates set forth in Paragraph 1 of Article V hereof shall be reduced whenever and to the extent that any lessor or lessors within the contract area shall exercise partially or wholly any right to take their shares of royalty gas (attributable to Seller's leaseholds in the contract area) in kind. Should any such lessor deliver such royalty gas to Buyer or to any of Buyer's affiliated companies, then for the purpose of annual contract quantities and the swing rate hereunder such royalty gas shall be deemed delivered hereunder.

      5.5 Seller shall, with due diligence, operate the lands and leaseholds subject to this contract in a skillful and prudent manner to the end that

            Seller's delivery capacity to Buyer shall be maintained during the term hereof at a rate equal to the swing rate set forth in Paragraph
            5.1 of Article V hereof; provided, however, in the event Seller should at any time during a period of peak demand (normally winter time) in a contract year fail or be unable to develop, or having developed fail to maintain during a period in excess of 120 days, the delivery capacity necessary to deliver to Buyer the swing rate then in effect, the annual contract quantity shall be reduced by
            1.25 times the percentage by which Seller's demonstrated delivery capacity as established by Article V, Paragraph 5.5 is below the swing rate then in effect. In the event there is an increase in Seller's demonstrated delivery capacity as defined in Paragraph 5.5 of Article V subsequent to the reduction of the annual contract quantity as provided above, then from the first day of the month following such increase (pro rated for any partial year), and for subsequent calendar years, the annual contract quantity shall be increased by the percentage by which Seller's demonstrated delivery capacity shall have increased above the previously determined delivery capacity which caused the reduction of annual contract quantity, but in no event to more than the annual contract quantity set forth in paragraph 5.1 of Article V hereof for such year, subject to Buyer's prior written acceptance of such increase at Buyer's sole option, provided Buyer has contracted with a third party to replace gas lost due to the lack of Seller's delivery capacity. In determining the annual quantities of gas Buyer is required to take or pay Seller for, whether taken or not, during any year by reason of change in Seller's delivery capacity, the annual contract quantity for any year shall be computed by prorating the several values of the annual contract quantity on the basis of the portion of the year each such value was in effect.

      5.6 As soon as practicable after deliveries of gas have commenced and stabilized, the delivery capacity of Seller's gas wells shall be determined during a mutually agreeable consecutive three (3) day deliverability test. Seller's delivery capacity shall be the average daily quantities of gas delivered to Buyer attributable to Seller's interest in the lease(s) during said three (3) day test.

      5.7 At any time but no more often than once in any twelve (12) month period, except at Seller's option, Seller's delivery capacity (demonstrated capacity) may be redetermined upon request by either party by actual measurements and calcula-tions and shall be estimated or calculated for each month in the months in which no actual tests are made using the result of the last actual test, if any, as the basis of the estimation. Each test will be for a period of three (3) consecutive days, during which time the wells will be produced at the maximum efficient rate of flow as determined by Seller against the pressures provided for in
            Article III hereof or under such other conditions as determined by mutual agreement of the parties and the delivery capacity shall be the average daily quantities of gas delivered to Buyer during said three (3) day test.

      5.8 Buyer shall use its best efforts to keep Seller informed as to any peak demand that may occur during a period other than a normal peak demand period to the end that Seller can more expeditiously schedule any well workover(s) that Seller believes necessary.

      5.9 It is understood and agreed that nothing in this Agreement shall be construed to require Seller to produce and deliver or Buyer to purchase and receive from Seller or pay Seller for any quantities of gas in excess of that which may be produced under the applicable rules, regulations and orders of regulatory bodies having jurisdiction. It is expressly understood that Buyer shall have the right and option to purchase at any time and from time to time such daily quantity of gas as it desires up to the swing rate then in effect and, in addition, such daily quantities of gas, if any, in excess of the swing rate then in effect which in Seller's sole judgment can be produced and delivered from Seller's lands and leaseholds efficiently and in accordance with good operating practices and without impairment of Seller's obligations under prior contracts. It is recognized that Seller is not obligated to provide facilities to meet the quality specifications set forth in Article VI for quantities of gas in excess of the swing rate in effect from time to time, and therefore any additional gas which Buyer may elect to receive under this Paragraph, which is in excess of the capacity of Seller's facilities as then installed, may be bypassed around such facilities and the quality specifications of Article X shall not apply to such excess quantity. The taking by Buyer of such bypassed gas shall be at Buyer's sole risk.

      5.10 In the event Buyer is required by the provisions of this agreement to pay Seller for a quantity of gas which Buyer shall not have actually taken during any year of the term hereof, then during the 5 years next succeeding the year in which Buyer has failed to take the gas so paid for, all gas taken by Buyer from Seller which is in excess of the annual contract quantity for the current year shall be known as make-up gas and shall be delivered without charge to Buyer until such excess equals the amount of gas previously paid for but not taken; provided, however, Buyer will pay Seller any price differential between that price previously paid and that price in effect when such make-up gas is actually taken. In the event Buyer has not by the end of the term of this agreement made up all gas paid for but not taken, then Seller shall refund, without interest, monies to Buyer for that portion of the gas volumes paid for but not taken which Seller is unable to deliver as a result of Seller's wells not being capable of producing all of such volumes as Make-up Gas when produced at their delivery capacity throughout the remaining term following the year in which Buyer has failed to take the gas so paid for; provided, however, in lieu of paying such refund, Seller shall have the right and option to extend the term of this Agreement for a period of time which is sufficient to enable Buyer to receive the volumes paid for but not received.

ARTICLE VI: QUALITY

      6.1   Seller agrees that:

            (a) The gas delivered hereunder shall have a total heating value of not less than nine hundred fifty (950) Btus per cubic foot or more than one thousand fifty (1,050) Btus per cubic foot. If at any time Seller shall become unable to produce gas possessing at least such total heating value, Buyer shall have the option from time to time to refuse to accept that part of Seller's gas which is deficient so long as said heating value remains below nine hundred fifty (950) Btus per cubic foot In the event Buyer accepts delivery of said gas when the heating value thereof is below nine hundred fifty (950) Btus per cubic foot, Buyer may reduce the total amount payable as the purchase price for gas delivered under this contract for each month during which such deficiency exists by an amount determined by multiplying such total amount by a fraction having as its numerator the average deficiency of British thermal units per cubic foot of gas below nine hundred fifty (950) and its denominator nine hundred fifty (950). If Buyer shall refuse, pursuant to the foregoing, to accept any percentage of Seller's gas, then Seller's obligations to deliver Seller's gas hereunder shall be reduced by a similar percentage.

            If Buyer shall refuse, pursuant to the foregoing, to accept any of Seller's gas for a period of thirty (30) days, then Seller, as to such volume of refused gas, may terminate this contract by written notice to Buyer.

            (b) Buyer shall have the right to determine, at such time or times as it may desire, the total heating value of the gas in Btus per cubic foot by means of some approved method of general use in the industry and on the standard set forth in Paragraph 1.8 hereof. Buyer shall give to Seller notice of the time of all tests for determining the BTU content of the gas to be conducted by such party reasonably in advance of making the test in order that the other party may conveniently have its representative present. Should there be any material variance between tests by Buyer and Seller, a joint test will be run and will be controlling, effective from the first day of the calendar month preceding such joint test.

      6.2 Seller agrees that Buyer may refuse to accept any gas hereunder which:

            (a) Shall contain more than one (1) grain of hydrogen sulphide per one hundred (100) cubic feet of gas as determined by the Tutwiler test or some other quantitative test, mutually agreeable to the parties hereto, after the presence of hydrogen sulphide has been indicated by qualitative test;

            (b) Shall contain more than twenty (20) grains of total sulphur per one hundred (100) cubic feet of gas;

            (c) Shall contain in excess of:

                  (i)   Three percent (3%) by volume of carbon dioxide;

                  (ii)  One percent (1%) by volume of oxygen;

            (d) Shall have a temperature of more than one hundred twenty degrees Fahrenheit (120 degrees F.); or

            (e) Shall contain more than four (4) pounds of water per one million (1,000,000) cubic feet of gas.

      6.3 In addition to meeting the above specifications, the gas delivered hereunder shall be commercially free from dust, gums, gum forming constituents, or other liquid or solid matter which might become separated from the gas in the course of transportation through pipelines.

      6.4 In the event Buyer shall exercise its option to refuse to accept any part of Seller's gas not meeting any of the above quality specifications, Seller shall be free to sell such rejected gas to others. Should Buyer exercise its option to refuse to accept any of Seller's gas by reason of the above quality specifications, then Seller, as to such volume of refused gas, may by written notice terminate this contract.

ARTICLE VII: PRICE

      7.1 Subject to the provisions of paragraphs 7.2 and 7.3 below, the base price to be paid by Buyer to Seller for gas delivered to Buyer hereunder shall be $2.32 per MCF.

      7.2 Subject to the provisions of Paragraph 7.3 below, it is expressly understood and agreed between the parties that there shall be an adjustment to the price provided for in Paragraph 7.1 above, as follows:

            (a)   Annual Price Adjustment:

                  Effective January 1 of each year during the term of this agreement, the base price provided for in Paragraph 7.1 shall be increased or decreased by multiplying it by the following ratio:

                        Posted Price No. 2 Fuel Oil on November 1 preceding date of adjustment
                        ---------------------------------------------------
                        Posted Price No. 2 Fuel Oil on November 1, 1982

                  The term "Posted Price" shall mean the average posted price of No. 2 fuel oil f.o.b., Tesoro Refinery, Nikiski, Alaska. In the event that there ceases to be a posted price for No. 2 fuel oil at Tesoro's Refinery at Nikiski, the average of the postings for No. 2 fuel oil as published in Platt's Oilgram Price report (or another mutually agreed upon publication in the event Platt's Oilgram discontinues publishing such quotes) f.o.b. Seattle, Washington, shall be substituted in the ratio described above.

            (b)   Taxes:

                  The full amount of any tax or taxes paid by Seller irrespective of the mode or basis of imposition. The term "tax or taxes" as used herein shall mean (i) any tax (other than ad valorem, capital stock, general property or income and excess profit taxes) or (ii) similar charge now or hereafter levied, assessed or made by any governmental or native authority, including any Federal windfall profits taxes, on the gas itself, or on the act, right or privilege or occupation of production, severance, gathering, transportation, sale or delivery of gas which tax is measured by the volume, value, removal price, prevailing value or sales price to Buyer of the gas in question but shall not include any value attributable to the liquid hydrocarbons in said gas that are removed by Seller by processing; provided, however, that the term "tax" shall not be deemed to include
                  (i) any processing tax imposed on Seller because of the fact that gas may be processed or handled through or in any plant, or (ii) any general franchise tax imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation; or (iii) any delinquent interest and penalty that may be attributable to any tax. Taxes or assessments applicable to any royalty, overriding royalty, production payment or similar interest shall be considered to be covered by the provisions hereof to the extent reimbursement made by Buyer to Seller with respect thereto is passed on by Seller to the owner of such royalty, overriding royalty, production payment or similar interest or to the extent Seller has paid such taxes without reimbursement from the owner of such royalty, overriding royalty, production payment or similar interest.

                  The above provisions of this paragraph 7.2(b) notwithstanding, should Seller at any time pay ad valorem mineral rights property taxes attributable to gas which Buyer has the right to receive hereunder, Seller will notify Buyer in writing, stating the amount thereof, along with adequate supporting information, and Buyer will, within thirty (30) days after the receipt of such notice from Seller, reimburse Seller in the amount of such taxes. The reimbursement shall be based upon the ratio which the volume of gas Buyer has the right to receive hereunder as of the date of assessment bears to the total volume of gas reserves underlying the properties subject to this agreement as of the assessment date or in the event the lands subject to this agreement are not assessed separately but rather as part of other lands, the reimbursement shall be based upon the ratio which the volume of gas Buyer has the right to receive hereunder as of the date of assessment bears to the total volume of gas reserves underlying all the lands so assessed. Unless the total gas underlying the properties is valued separately for assessment purposes, the amount of the ad valorem mineral rights property taxes assigned to the gas each year shall be that portion of the total tax that the value of the gas bears to the total value of all liquids and gas combined as determined by the assessor before applying any depreciation charges, operating costs or present worth factors. The intent of this paragraph is that the Buyer shall pay all ad valorem mineral rights property taxes reasonably attributable to gas which Buyer has the right to receive hereunder, and the amount of such taxes shall be determined in an equitable manner to produce that result. Nothing contained herein shall imply that Buyer has any title to any volume of gas it has the right to receive hereunder. Failure of Seller to notify Buyer, within one (1) year after the due date, of the payment by Seller of any ad valorem mineral rights property taxes on gas which Buyer has the right to receive hereunder shall constitute a waiver by Seller of the reimbursement by Buyer for that particular item, but shall not constitute a waiver of any rights to reimbursement for the payment of such tax for subsequent periods.

                  (c) Excess Royalty Payments - Seller agrees to pay or cause to be paid to the parties entitled thereto all royalties, overriding royalties or like charges against said gas or the value thereof. Buyer agrees to reimburse Seller for all "excess royalty payments" which Seller shall be required to pay to the State of Alaska, United States of America or other royalty owners with respect to gas sold and delivered to Buyer hereunder. Such payments shall be made by Buyer to Seller within ten (10) days following receipt of statements from Seller therefor. The term "excess royalty payments" as used herein is defined as the amount by which actual royalty payments by Seller to the State of Alaska, United States of America, or other royalty owners under the Agreement exceed the amount such payment would have been if the royalty value thereunder had been calculated upon the sums received by Seller pursuant to this agreement.

      7.3 Notwithstanding the provisions of paragraphs 7.1 above, the price to be paid by Buyer to Seller for gas delivered to Buyer hereunder shall not exceed the applicable maximum lawful price, and adjustments thereto, permitted by FERC, the Congress, the President or any other Governmental authority having jurisdiction to establish such maximum lawful prices.

ARTICLE VIII. MEASUREMENT

      8.1 Buyer shall measure the gas purchased hereunder by means of standard-type equipment known as turbine meters, conforming to the requirements of AGA Gas

            Measurement Committee Report No. 7, installed in series of two identical units at the point of delivery, and the average of the two measurements shall be used as the basis for purchases unless either Buyer or Seller may show cause to the other that good reason exists to choose one or the other of the series measurements to be preferable and more accurate pending any necessary repairs or adjustments to the questioned measurement. Installation and operation and maintenance of said turbine meters shall be done by Buyer. Seller may at its option install suitable orifice meter(s) also in series with Buyer's turbine meters for purposes of auditing the measurement obtained from said turbine meters. Said orifice meter(s), if installed, shall be operated and maintained by Seller as prescribed by AGA Gas Measurement Committee Report No. 5 or subsequent revisions thereof. Buyer and Seller each shall have access to the other's measuring equipment at reasonable hours, but the reading, calibrating, and adjusting thereof and the changing of charts shall be done by the respective owner.

      8.2 At appropriate intervals, the meters and instruments shall be calibrated and if in the aggregate they are found to be inaccurate by more than one percent (1%), the quantities of gas based on such registration shall be corrected at the rate of inaccuracy for any period which is known or agreed upon. In the event the period of inaccuracy is not known or cannot be agreed upon, then such period shall be deemed to be thirty (30) days.

ARTICLE IX: AMOUNT OF SELLER'S GAS

      9.1 As soon as is practicable after the date of this agreement, Seller shall make available to Buyer all information, material and data which Seller has available and does not consider confidential concerning Seller's gas.

      9.2 At any time during this contract, but not more often than once each year, Seller will, at Buyer's request, furnish to Buyer such geological, engineering and production data (except interpretive data) available to Seller, without cost to Buyer, as may be needed for an independent determination of gas reserves and deliverability thereof. Such data shall include any and all information pertaining to Seller's wells,including but not limited to pressure data.

      9.3 Determinations of the amount of Seller's gas not yet produced shall be made by Seller and Buyer upon the written request by Buyer, but in no event sooner than one (1) year after the date of the last determination. The effective date for any redetermination of the amount of Seller's gas not yet produced shall be the last day of the month following the date of notice by Buyer for such redetermination. Buyer's reliance upon any such determination or redetermination shall be at its sole risk.

      9.4 If, as a result of a determination made subsequent to January 1, 1993 of the amount of Seller's gas not then produced, it is determined that the amount of Seller's gas on the date of this agreement was less than two hundred twenty million (220,000,000) Mcf, plus the undelivered portion of the delivery obligations contained in any such other contracts as Seller may enter into pursuant to Paragraphs 9.5 of this Article IX, then the annual contract quantities, swing factors and swing rates set forth in Paragraph 5.1 of Article V hereof remaining on the effective date for such determination shall be adjusted as of such date by multiplying said quantities, factors and rates by a fraction the numerator of which is the amount of Seller's gas not yet produced as so determined, expressed in MCF, and the denominator of which is two hundred twenty million (220,000,000) MCF plus the undelivered portion of any delivery obligations contained in any such other contracts.

      9.5 Seller shall have the right and option during the term hereof, at any time or times, to sell and deliver Seller's gas to any new gas purchaser or purchasers, or to increase sales to existing gas purchasers, provided, however, said Seller's gas that is to be sold is not needed to meet its obligations to Buyer hereunder. In reaching its decision for such additional sales, Seller agrees that it will not on or after the date hereof enter into a contract or contracts for the sale of Seller's gas which obligates Seller to deliver any Seller's gas which would reduce the quantity of Seller's gas to an extent that the total gas available to Buyer under this agreement would be less than two hundred twenty million (220,000,000) Mcf. In addition, Seller will provide in the sales contract with said gas purchasers that if any future determination of the amount of Seller's gas not yet produced, together with the amount of prior deliveries under this contract, is found to be less than 220,000,000 Mcf plus the amount of gas sold in such new contract or contracts, the purchaser(s) of said gas shall deduct from the quantities to be purchased such amounts as are required to enable Buyer to purchase a total of 220,000,000 Mcf hereunder.

      9.6 Buyer will, subject to all the terms, conditions, reservations and limitations set forth in this agreement, accept from Seller during the term hereof a total quantity of gas up to but not in excess of two hundred twenty million (220,000,000) MCF, which can be produced and delivered from the lands and leaseholds described in Exhibit "A". Seller, however, reserves the right, in its sole discretion, to deliver gas from lands and leaseholds other than those described in said Exhibit "A" without in any way enlarging its delivery obligations hereunder.

ARTICLE X: WARRANTY OF TITLE

      10.1 This contract embraces one hundred percent (100%) of the gas delivered and purchased hereunder and Seller warrants that it has full and unqualified title and authority to sell such gas to Buyer upon the terms and conditions herein specified. Buyer shall pay Seller for one hundred percent (100%) of all gas sold and delivered to Buyer hereunder, and Seller shall pay the royalty owners, the other owners of the working interest and all other persons, if any, owning an interest in such gas the proportionate part due each of them for and with respect to the sale of such gas. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims arising out of the wrongful payment of or failure to pay any owner of an interest in such gas, and against all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of any adverse claims to or against such gas or any interest therein or in the value thereof. Seller further agrees to warrant and forever defend unto Buyer the title to all gas delivered to Buyer hereunder, and warrants that such gas is free from any and all liens, charges, adverse claims and encumbrances at the point and time of delivery of such gas to Buyer hereunder.

ARTICLE XI: BILLING AND PAYMENT

      11.1 On or before the last day of each calendar month after the month of initial delivery of gas hereunder, Buyer agrees to account and make payment to Seller for all gas received by Buyer during the preceding calendar month or billing period. Payments are to be based on gas purchased by Buyer at its measuring station at the point of delivery during the applicable billing period.

      11.2 If Buyer shall fail in any year during the term hereof to take the Annual Contract Quantity, then Seller shall, within sixty (60) days after the end of such year, render a bill to Buyer for the amount of the deficiency based on the average price paid for gas delivered hereunder during the last month of the year in which such deficiency occurred. In computing the amount due Seller for any deficiency in takings by Buyer occurring during any year, the following quantities shall be deducted from such deficiency:

            (a) The total of the daily quantities of gas which Buyer requests (up to and including the Swing Rate) and which Seller fails to deliver on any day or days during such year.

            (b) The total of the quantities of gas not included in (a) above which Buyer is unable to take on any day or days during such year by reason of force majeure or for failure to meet the quality requirements of Article X.

            Buyer agrees to make full payment for the full amount for such deficiency within fifteen (15) days after receipt of such bill.

ARTICLE XII: TAXES

      12.1 Subject to reimbursement as provided in this agreement, Seller shall pay all gross production, severance and other taxes now or hereafter required by law to be paid to governmental authorities with respect to the production or other handling of gas at any point upstream from the point of delivery.

ARTICLE XIII: FORCE MAJEURE

      13.1 If any party is rendered unable, wholly or in part, by force majeure or other causes herein specified, to carry out its obligations under this contract, then upon such party's giving notice and reasonably full particulars of such force majeure in writing or by telegraph to the other party within a reasonable time after the occurrence of the cause relied on, the obligations of the party giving such notice, so far as they are affected by such force majeure or other causes herein specified, shall be suspended during the continuance of such cause, but for no longer period, and such cause shall be remedied so far as possible with all reasonable dispatch.

      13.2 The term "force majeure" as employed herein means acts of God; strikes, lockouts or other industrial disturbances (including an event of force majeure which causes a major customer of Buyer to interrupt its gas purchases); acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of the government, either federal or state, civil or military; civil disturbances; explosions; breakage; breakdown or accident to machinery, equipment or lines of pipe; the necessity or desirability of repairing, altering, maintaining, inspecting, replacing, changing the size of, substituting or removing machinery, equipment, pipelines or appurtenant facilities; and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension, and which by the exercise of due diligence such party is unable, wholly or in part, to prevent or overcome. Such term likewise includes (i) in those instances where either party hereto is required to obtain servitudes, right-of-way grants, permits, exceptions or licenses to enable such party to fulfill its obligation hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, right-of-way grants, permits, exceptions or licenses, and (ii) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permission from any governmental agency (federal, state or municipal, civil or military) to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such material and supplies, permits and permissions. Settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such cause is inadvisable in the discretion of the party having the difficulty.

      13.3 In the event Buyer invokes force majeure hereunder, Buyer agrees to take gas from Seller ratably insofar as possible, based on deliverability, with all others supplying gas to Buyer during such periods of force majeure.

ARTICLE XIV: DEFAULT AND TERMINATION

      14.1 If either party hereto shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of this agreement, the other party hereto, in addition to any and all other remedies which it may have, may at its option terminate this agreement by proceeding as follows: The party not in default shall cause a written notice to be served on the party in default, stating specifically the cause for termi-nating this agreement and declaring it to be the intention of the party giving notice to terminate the same; whereupon the party in default shall have sixty (60) days after the service of the aforesaid notice in which to remedy, remove or take all appropriate action to remedy or remove the cause or causes stated in the notice for terminating this agreement, and if, within said period of sixty
            (60) days, the party in default does so remedy or take all appropriate action to undertake to remedy or remove said cause or causes and fully protect, defend and indemnify the party not in default for any and all consequences of such breach, then such notice shall be withdrawn and this agreement shall continue in full force and effect. In case the party in default does not so remedy, remove or take all appropriate action to undertake to remedy or remove the cause or causes and does not indemnify the party giving the notice from any and all consequences of such breach within said period of sixty (60) days, this agreement, at the option of the party giving the notice, shall terminate upon the expiration of said period.

ARTICLE XV: TERM

      15.1 The term of this contract shall commence on the date of initial delivery of gas hereunder and shall continue thereafter in force and effect for a period of fifteen (15) years or longer as may be required under Article V hereof to enable Buyer to receive gas which has not theretofore been available to Buyer from Seller, as provided in Article V hereof.

ARTICLE XVI: ASSIGNMENT

      16.1 The terms and provisions of this contract shall extend to and be binding upon the parties hereto, their respective successors and assigns, provided, however, that no change in ownership or change in any right to receive payment hereunder with respect to Seller's leases, wells or the gas produced therefrom shall be binding upon Buyer until the first (1st) day of the calendar month next following the date upon which Buyer shall have been furnished with certified copies of recorded instruments and other proper and sufficient evidence supporting and defining such change, without regard to whether Buyer has had previous notice or knowledge thereof.

      16.2 Seller agrees to indemnify, defend and hold harmless Buyer against any claim, action, suit or demand by any transferee or mortgagee of Seller which contends or alleges that the lands described on Exhibit A are not subject to this contract.

ARTICLE XVII: NOTICE

      17.1 Any notice, request, demand or statement provided for in this contract shall be in writing and shall be deemed delivered seven (7) days after the postmarked date when mailed by registered or certified mail to the post office address of each of the parties hereto as follows:

            BUYER:  Alaska Pipeline Company
                    P. O. Box 6288
                    3000 Spenard Road
                    Anchorage, Alaska 99502
                    Attention:  President

            SELLER: Shell Oil Company
                    Attention:  Natural Gas
                    P. O. Box 576
                    Houston, Texas  77001

            or at such address as Seller or Buyer shall from time to time designate by letter properly addressed.

ARTICLE XVIII: GOVERNMENT REGULATIONS

      18.1 This contract and each provision hereof shall be subject to all valid applicable federal and state laws and to all present and future valid orders, rules and regulations of any duly constituted regulatory body of the Federal Government, the State of Alaska or any other authority having jurisdiction hereof.

      18.2 Buyer shall promptly undertake to obtain an initial determination by the Alaska Public Utilities

            Commission that the costs incurred by Buyer hereunder constitute reasonable and recoverable costs of Buyer's public utility business. In the event that within ninety (90) days from the date of this contract such determination is refused, then Buyer or Seller may by written notice terminate this contract.

ARTICLE XIX: PACIFIC ALASKA LNG ASSOCIATES

      19.1 Seller herein shall cancel that certain Agreement entitled "Gas Sale and Purchase Agreement" dated July 11, 1977 between itself and Pacific Alaska LNG Associates concurrently with the execution of this Contract. Notice shall be by Certified Mail, return receipt requested.

ARTICLE XX: MISCELLANEOUS

      20.1 Each party shall promptly furnish to the other party copies of any and all notices, determinations, orders, documents, applications and forms filed or received with or from the Federal Energy Regulatory Commission and with or from the Public Utilities Commission of Alaska relative to the gas, wells and leases in the contract area.

      20.2 This contract was prepared jointly by the parties hereto and not by either to the exclusion of the other.

      20.3 The failure of either party to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

      20.4 Time is of the essence with regard to all obligations to be performed on or by a specified date, if any, herein contained.

      20.5 This contract shall be governed by and construed in accordance with the laws of the State of Alaska, excluding any conflicts-of-law rule or principle which might refer such construction to the laws of another state.

      20.6 In the event Buyer has not obtained financing acceptable to Buyer for pipeline construction and installation on or before one hundred eighty (180) days after the execution of this agreement and so notifies Seller, then either party may terminate this agreement by written notice. In the event Buyer obtains financing prior to said one hundred eighty (180) days, Buyer shall notify Seller within a reasonable time thereafter.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, in multiple originals, on the day and year first hereinabove written.

                                                 BUYER

                                          ALASKA PIPELINE COMPANY

                                          By /s/ Dale Teel
                                             -----------------------------------
                                                             President

                                                 SELLER

                                          SHELL OIL COMPANY

                                          By /s/ Thomas F. Hart
                                             -----------------------------------

THE STATE OF ALASKA )

      BEFORE ME, the undersigned authority, on this day personally appeared DALE TEEL, President of ALASKA PIPELINE COMPANY, a corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein set forth and as the act and deed of said corporation.

      GIVEN under my hand and seal of office, this the 20th day of December, 1982.

                                             /s/ Margaret L. Moses
                                             -----------------------------------
                                             NOTARY PUBLIC in and for
                                             ALASKA
                                             my commission expires
                                             September 14, 1985

THE STATE OF TEXAS)

COUNTY OF HARRIS )

      BEFORE ME, the undersigned authority, on this day personally appeared Thomas F. Hart, Vice President of SHELL OIL COMPANY, a corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein set forth and as the act and deed of said corporation.

      GIVEN under my hand and seal of office, this the 17th day of December, 1982.

[STAMP]                                      /s/ Elsie Gilmore
                                             -----------------------------------
                                             NOTARY PUBLIC in and for
                                             Harris County, Texas

                                    EXHIBIT A

                         ATTACHED TO AND MADE A PART OF
                          GAS PURCHASE CONTRACT BETWEEN
                               SHELL OIL COMPANY
                                       AND
                             ALASKA PIPELINE COMPANY
                            COOK INLET AREA, ALASKA

                                                       Application
Tract                                                  Serial No.,
 No.               Description                Acres      or Name     Lessor
-----   ---------------------------------   -------   -----------   ------
  1     T.13N., R.10W., S.M.                  831.66   A-029656       U.S.A.
        Sec. 33: S1/2 SE1/4

        Sec. 34: S1/2 SW1/4,
                 Fractional S1/2 SE1/4

        T.12N., R.10W., S.M.

        Sec.  3: Fractional W1/2 NW1/4
                 except that portion
                 lying within U.S.
                 Survey #3072

        Sec.  4: Fractional all,
                 except that portion
                 lying within U.S.
                 Survey #3072

        Sec.  9: Fractional NW1/4

        Lots 1 and 2, U.S. Survey
        #4540, U.S. Survey #4541

  2     T.13N.,R.10W.,S.M.                   1394.00   A-029657       U.S.A.
        Sec. 26: SW1/4, S1/2 NW1/4
                 Fractional S1/2 SE1/4

        Sec. 27: SE1/4, S1/2 NE1/4,
                 S1/2 SW1/4

        Sec. 33: NE1/4, N1/2 SE1/4

        Sec. 34: N1/2,
                 Fractional N1/2 S1/2

        Sec. 35: Fractional N1/2,
                 Fractional N1/2 S1/2
        Lots 1 and 2, U.S. Survey
        #3962, U.S. Survey #3963

                                                          Application
Tract                                                     Serial No.,
 No.              Description                    Acres      or Name     Lessor
-----    ------------------------------------   -------   -----------   ------
  3      T.13N., R.10W., S.M.                   1090.43   ADL-17658     State
         Sec. 13: SE1/4 (Excl. lands                                     of
                  North of PLO 2162)                                    Alaska

         Sec. 23: S1/2 SE1/4

         Sec. 24: S1/2 SW1/4, E1/2
                  (Excl. lands North
                  of PLO 2162)

         Sec. 25: N1/2 NW1/4,
                  NW1/2 NE1/4,
                  Fractional S1/2 NW1/4,
                  Fractional NW1/4 SW1/4

         Sec. 26: NE1/4,
                  Fractional N1/2 SE1/4

         T.13N., R.9W, S.M.

         Sec. 18: S1/2 SW1/4 (Excl. lands
                  North of PLO 2162)

         Sec. 19: W1/2 NW1/4

  4      T.12N., R.10W., S.M.                    858.10   ADL-17592     State
         Sec.  3: All tide and sub-                                       of
                  merged land within:                                   Alaska
                  W1/2 NE1/4,
                  NE1/4 NE1/4,
                  SW1/4, NW1/4 SE1/4,
                  NW1/4

         Sec.  4: All tide and sub-
                  merged land

         Sec.  9: All tide and sub-
                  merged land in N1/2

         Sec. 10: All tide and sub-
                  merged land in
                  NW1/4 NW1/4

                              Exhibit A Continued

                                                          Application
Tract                                                     Serial NO.,
 No.                   Description               Acres     or Name      Lessor
-----    ------------------------------------   -------   ----------    ------
  5      T. 13N., R. 10W., S.M.                  488.54   ADL-17599     State
         Sec. 25: Tide and submerged                                      of
                  lands within:                                        Alaska
                  SE1/4 NW1/4,
                  NW1/4 SW1/4

         Sec. 26: Tide and submerged
                  lands within:
                  S1/2 SE1/4,
                  NE1/4 SE1/4

         SEC. 34: Tide and submerged
                  lands within:
                  E1/2 SE1/4

         SEC. 35: Tide and submerged
                  lands within:
                  W1/2,
                  W1/2 NE1/4,
                  NW1/4 SE1/4, NE1/2, NE1/4

  6      T. 13N., R. 10W., S.M.                  240.00   ADL-21126     State
         Sec. 22: SE1/4, SE1/4 NE1/4,                                     of
                  SE1/4 SW1/4                                           Alaska

  7      T. 13N., R. 10W., S.M.                  489.01   ADL-21128     State
         Sec. 23: NE1/4,                                                  of
                  N1/2 SE1/4                                            Alaska

         Sec. 24: NW1/4, N1/2 SW1/4,
                  NW1/4 NE1/4,
                  except that portion
                  lying within
                  ADL-17658, Tract
                  No. 3

  8      T. 13N., R. 10W., S.M.                  480.00   ADL-21127     State
         Sec. 23: W1/2                                                    of
                                                                        Alaska
         Sec. 26: N1/2 NW1/4

         Sec. 27: N1/2 NE1/4

                              Exhibit A Continued

                                                             Application
Tract                                                        Serial No.,
 No.                 Description                   Acres      or Name        Lessor
-----    ---------------------------------------  -------    ----------    ----------
  9      T. 13N., R. 10W., S.M.                    160.00    ADL-21129      State
         Sec. 27: N1/2  SW1/4,                                                of
                  E1/2 NW1/4                                                Alaska

  10     T. 13N., R. 10W., S.M.                   1108.57    ADL-58831      State
         Sec. 13: All, excl. any land                                         of
                  within the SE1/4                                          Alaska
                  lying South of
                  former PLO 2162

         Sec. 14: E1/2,SW1/4

  11     T. 13N., R. 9W., S.M.                     120.00    ADL-58815      State
         Sec. 7: S1/2 SW1/4, SW1/4 SE1/4                                      of
                                                                            Alaska

  12     T. 13N., R. 9W., S.M.                     329.69    ADL-58820      State
         Sec. 18: W1/2 NE1/4, W1/2,                                           of
                  excl. any lands                                           Alaska
                  in the S1/2 SW1/4
                  lying South of
                  former PLO 2162

  13     T. 12N., R. 10W., S.M.                      5.00    E. F.          Earl F.
         U.S. Survey #3072                                   Roberts       Roberts &
                                                                           Glennie L.
                                                                            Roberts,
                                                                            his wife

  14     T. 13N., R. 10W., S.M.                      5.00    J. W.         Jerome W.
         U.S. Survey #3596                                   Hensley       Hensley &
                                                                            Nellie G.
                                                                            Hensley,
                                                                              his
                                                                              wife

RECAPITULATION:
--------------

2    U. S. Oil and Gas Leases                     2225.66 Acres
10   State of Alaska Oil and Gas Leases           5364.34 Acres
2    Fee Oil and Gas Leases                         10.00 Acres
     Totals: 14 Tracts                            7600.00 Acres
                                                  =============

Reservoirs covered by this          Depths in Type Log
        Agreement                        BRU 212-35
--------------------------          ------------------
Upper Sterling                          2520'-3125'
Lower Sterling                          3125'-3608'
Upper Beluga                            3608'-5175'
Lower Beluga                            5175'-8115'

      At such time as lands and leases contiguous to lands hereinabove described are proved to be a part of the Beluga River Field as defined by the appropriate State of Alaska governmental authority, then such lands and leases, whether held or owned by Seller or subsequently acquired by Seller, shall be included within this Exhibit A.

[BELUGA RIVER GAS FIELD MAP]

                                   EXHIBIT B
                         ATTACHED TO AND MADE A PART OF
                         GAS PURCHASE CONTRACT BETWEEN
                               SHELL OIL COMPANY
                                      AND
                            ALASKA PIPELINE COMPANY
                            COOK INLET AREA, ALASKA